Exhibit 99.1

USG Corporation Reports 2012 Fourth Quarter and Full Year Results

Fourth Quarter 2012 vs. Fourth Quarter 2011

Consolidated Business Highlights (continuing operations)

  Sales increased 12 percent to $815 million
  Operating loss of $8 million compared to operating loss of $43 million
  Adjusted operating profit of $5 million compared to adjusted operating loss of $38 million

Business Unit Highlights (continuing operations)

  U.S. Gypsum wallboard shipments totaled 1.22 BSF vs. 1.09 BSF
  U.S. Gypsum average wallboard price of $132.26 per thousand square feet vs. $112.59
  Worldwide Ceilings operating profit decreased 18 percent to $14 million
  L&W Supply same store net sales increased 13 percent
  SHEETROCK® Brand UltraLight Panels accounted for 49 percent of all USG wallboard shipments in the United States

CHICAGO--(BUSINESS WIRE)--February 6, 2013--USG Corporation (NYSE:USG), a leading building products company, today reported fourth quarter 2012 net sales from continuing operations of $815 million, up 12 percent from fourth quarter 2011 net sales from continuing operations of $726 million. USG’s fourth quarter operating loss from continuing operations was $8 million compared to a $43 million operating loss from continuing operations in the fourth quarter of 2011. The fourth quarter 2012 net loss was $13 million, or $0.11 per share. This result compares to a $100 million net loss in the fourth quarter of 2011, or $0.95 per share.

“Our wallboard results were the strongest we have seen in over three years, and we achieved our fourth consecutive quarter of positive adjusted operating profit,” said James S. Metcalf, Chairman, President and CEO. “The results for Worldwide Ceilings and L&W Supply show the commercial markets remain choppy, but we continue to see signs of a housing recovery.”

The corporation’s adjusted operating profit from continuing operations was $5 million in the fourth quarter of 2012, which compares to an adjusted operating loss from continuing operations of $38 million in the fourth quarter of 2011. A reconciliation of adjusted operating profit to operating profit is set forth on a schedule attached hereto. The operating profit from continuing operations in the fourth quarter of 2012 includes $13 million in restructuring and long-lived asset impairment charges.

The Corporation recorded full year 2012 net sales from continuing operations of $3.2 billion, an operating profit from continuing operations of $73 million and a net loss of $126 million. For the full year 2011, net sales from continuing operations were $2.9 billion, the operating loss from continuing operations was $206 million and net loss was $390 million.

During the third quarter, the Corporation announced it had entered into a definitive agreement to sell its European operations. This transaction was completed on December 27, 2012, resulting in a gain on sale of $55 million. Results from European operations have been reported as discontinued operations for all periods presented. Those operations reported net sales of $106 million and operating profit of $7 million for 2012, and $114 million and $9 million, respectively, for 2011.

“While I am pleased with the progress on Our Plan to Win in 2012, there is more work to be done,” Metcalf said. “Our focus remains on achieving positive net earnings, and I look forward to continued growth in 2013.”

A conference call is being held today at 10:00 A.M. Central Time during which USG senior management will discuss the corporation’s operating results. The conference call will be webcast on the USG website, www.usg.com, in the Investor Relations section. The dial-in number for the conference call is 1-800-315-2944 (1-847-413-2929 for international callers), and the pass code is 34052563. After the live webcast, a replay of the webcast will be available on the USG website. In addition, a telephonic replay of the call will be available until Friday, February 15, 2013. The replay dial-in number is 1-888-843-7419 (1-630-652-3042 for international callers), and the pass code is 34052563.

USG Corporation is a manufacturer and distributor of high-performance building systems through its United States Gypsum Company, USG Interiors, LLC, L&W Supply Corporation and other subsidiaries. Headquartered in Chicago, USG’s worldwide operations serve the commercial, residential, and repair and remodel construction markets. USG’s wall, ceiling, flooring and roofing products provide leading-edge building solutions for customers, while L&W Supply branch locations efficiently stock and deliver building materials nationwide. For additional information, visit the USG website at www.usg.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 related to management’s expectations about future conditions. Actual business, market or other conditions may differ materially from management’s expectations and, accordingly, may affect our sales and profitability or other results and liquidity. Actual results may differ materially due to various other factors, including: economic conditions, such as the levels of new home and other construction activity, employment levels, the availability of mortgage, construction and other financing, mortgage and other interest rates, housing affordability and supply, the levels of foreclosures and home resales, currency exchange rates and consumer confidence; capital markets conditions and the availability of borrowings under our credit agreement or other financings; competitive conditions, such as price, service and product competition; shortages in raw materials; changes in raw material and energy costs; volatility in the assumptions used to determine the funded status of our pension plans; the loss of one or more major customers and our customers’ ability to meet their financial obligations to us; capacity utilization rates for us and the industry; our ability to expand into new geographic markets and the stability of such markets; changes in laws or regulations, including environmental and safety regulations; the satisfactory performance of certain business functions by third party service providers; our ability to achieve anticipated savings from cost reduction programs; the outcome in contested litigation matters; the effects of acts of terrorism or war upon domestic and international economies and financial markets; and acts of God. We assume no obligation to update any forward-looking information contained in this press release.

USG CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in millions except per share data)
(Unaudited)

	Three months		Twelve months
	ended December 31,		ended December 31,
	2012	2011 (1)	2012	2011 (1)

Net sales	$815	$726	$3,224	$2,910

Cost of products sold	730	688	2,829	2,752

Gross profit	85	38	395	158

Selling and administrative expenses	80	76	304	289

Restructuring and long-lived asset
impairment charges	13	5	18	75

Operating profit (loss)	(8)	(43)	73	(206)

Interest expense	52	53	206	211
Interest income	(1)	(1)	(4)	(6)
Loss on extinguishment of debt	-	-	41	-
Other (income) expense, net	2	-	-	(1)

Loss from continuing operations before income taxes	(61)	(95)	(170)	(410)

Income tax expense (benefit)	3	5	12	(14)

Loss from continuing operations	(64)	(100)	(182)	(396)

Income (loss) from discontinued operations, net of tax	(3)	-	2	6
Gain on sale of discontinued operations, net of tax	55	-	55	-

Net loss	$(12)	$(100)	$(125)	$(390)

Less: Net income attributable to noncontrolling interest	1	-	1	-

Net loss attributable to USG	$(13)	$(100)	$(126)	$(390)

Earnings per common share - basic:
Loss from continuing operations	$(0.59)	$(0.95)	$(1.72)	$(3.81)
Income from discontinued operations (2)	0.48	-	0.53	0.05
Net loss attributable to USG	$(0.11)	$(0.95)	$(1.19)	$(3.76)

Earnings per common share - diluted:
Loss from continuing operations	$(0.59)	$(0.95)	$(1.72)	$(3.81)
Income from discontinued operations (2)	0.48	-	0.53	0.05
Net loss attributable to USG	$(0.11)	$(0.95)	$(1.19)	$(3.76)

Average common shares	107,791,758	105,361,746	106,382,934	103,902,038
Average diluted common shares	107,791,758	105,361,746	106,382,934	103,902,038

(1) Prior-period amounts have been adjusted to reflect our European businesses as discontinued operations. These businesses were sold on December 27, 2012.
(2) Includes gain on sale of discontinued operations, net of tax

USG CORPORATION
CONSOLIDATED BALANCE SHEETS
(dollars in millions)
(Unaudited)

	As of	As of
	December 31,	December 31,
	2012	2011 (1)

Assets
Current Assets:
Cash and cash equivalents	$546	$365
Short-term marketable securities	106	164
Restricted cash	1	1
Receivables (net of reserves - $16 and $17)	326	316
Inventories	304	292
Income taxes receivable	2	8
Deferred income taxes	2	4
Other current assets	40	54
Assets related to discontinued operations	-	35
Total current assets	1,327	1,239

Long-term marketable securities	25	122
Property, plant and equipment (net of accumulated
depreciation and depletion - $1,738 and $1,602)	2,100	2,104
Deferred income taxes	38	25
Other assets	233	229

Total Assets	$3,723	$3,719

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable	$286	$226
Accrued expenses	237	258
Current portion of long-term debt	4	7
Deferred income taxes	22	12
Income taxes payable	2	6
Liabilities related to discontinued operations	-	15
Total current liabilities	551	524

Long-term debt	2,005	1,997
Long-term debt - related party	300	300
Deferred income taxes	5	7
Pension and other postretirement benefits	573	521
Other liabilities	270	214
Total liabilities	3,704	3,563

Stockholders' Equity:
Preferred stock	-	-
Common stock	11	10
Treasury stock	-	-
Additional paid-in capital	2,595	2,561
Accumulated other comprehensive loss	(233)	(174)
Retained earnings (accumulated deficit)	(2,367)	(2,241)
Stockholders' equity of parent	6	156
Noncontrolling interest	13	-
Total stockholders' equity including noncontrolling interest	19	156

Total Liabilities and Stockholders' Equity	$3,723	$3,719

Other Information:
Total cash and cash equivalents and marketable securities	$677	$651
Borrowing availability from lines of credit	197	183
Total Liquidity	$874	$834

(1) Prior-period amounts have been adjusted to reflect our European businesses as discontinued operations. These businesses were sold on December 27, 2012.

USG CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in millions)
(Unaudited)

	Twelve months
	ended December 31,
	2012	2011 (1)

Operating Activities
Net loss	$(125)	$(390)
Less: Income from discontinued operations, net of tax	2	6
Less: Gain from sale of discontinued operations, net of tax	55	-
Loss from continuing operations	(182)	(396)

Adjustments to reconcile loss from continuing operations to net cash:
Depreciation, depletion and amortization	156	164
Loss on extinguishment of debt	41	-
Long-lived asset impairment charges	8	53
Share-based compensation expense	17	21
Deferred income taxes	4	(8)
Gain on asset dispositions	(8)	(6)
(Increase) decrease in working capital:
Receivables	13	(6)
Income taxes receivable	6	(5)
Inventories	(12)	(17)
Prepaid expenses	5	(3)
Payables	27	17
Accrued expenses	14	(10)
Decrease (increase) in other assets	1	(2)
(Decrease) increase in other liabilities	(21)	(6)
Other, net	(1)	(1)
Net cash provided by (used for) operating activities - continuing operations	68	(205)

Investing Activities
Purchases of marketable securities	(137)	(355)
Sales or maturities of marketable securities	291	345
Capital expenditures	(70)	(54)
Acquisition of mining rights	(16)	-
Net proceeds from asset dispositions	14	9
Net proceeds from sale of business	73
Investments in joint ventures	(14)	-
Loan to joint venture	(4)	(4)
Insurance proceeds	-	2
(Deposit) return of restricted cash	1	2
Net cash provided by (used for) investing activities - continuing operations	138	(55)

Financing Activities
Issuance of debt	248	-
Repayment of debt	(283)	(6)
Payment of debt issuance fees	(5)	-
Loan from venture partner	4	-
Issuance of common stock	4	-
Repurchases of common stock to satisfy employee
tax withholding obligations	(6)	(3)
Net cash used for financing activities - continuing operations	(38)	(9)

Effect of exchange rate change on cash	4	(5)

Net cash provided by operating activities - discontinued operations	10	11
Net cash used for investing activities - discontinued operations	(1)	(1)

Net increase (decrease) in cash and cash equivalents	181	(264)
Cash and cash equivalents at beginning of period	365	629
Cash and cash equivalents at end of period	$546	$365

Supplemental Cash Flow Disclosures:
Interest paid	$200	$196
Income taxes paid, net of refunds received	1	6
Amount in accounts payable for capital expenditures	10	5

(1) Prior-period amounts have been adjusted to reflect our European businesses as discontinued operations.

USG CORPORATION
CORE BUSINESS RESULTS
(dollars in millions)
(Unaudited)

	Three months		Twelve months
	ended December 31,		ended December 31,
	2012	2011 (1)	2012	2011 (1)
Net Sales:

North American Gypsum:
United States Gypsum Company	$381	$325	$1,512	$1,297
CGC Inc. (gypsum)	88	77	336	307
USG Mexico, S.A. de C.V.	44	38	166	161
Other subsidiaries*	24	8	63	32
Eliminations	(29)	(26)	(114)	(102)
Total	508	422	1,963	1,695

Worldwide Ceilings:
USG Interiors, Inc.	102	105	455	448
USG International	33	32	128	117
CGC Inc. (ceilings)	15	15	64	67
Eliminations	(9)	(12)	(47)	(49)
Total	141	140	600	583

Building Products Distribution:
L&W Supply Corporation	282	264	1,145	1,060

Eliminations	(116)	(100)	(484)	(428)
Total USG Corporation	$815	$726	$3,224	$2,910

Operating Profit (Loss):

North American Gypsum:
United States Gypsum Company	$12	$(18)	$89	$(78)
CGC Inc. (gypsum)	4	1	12	(1)
USG Mexico, S.A. de C.V.	5	5	20	21
Other subsidiaries*	(4)	(9)	(5)	(78)
Eliminations	-	-	(1)	-
Total	17	(21)	115	(136)

Worldwide Ceilings:
USG Interiors, Inc.	10	15	71	66
USG International	1	-	1	3
CGC Inc. (ceilings)	3	2	11	13
Total	14	17	83	82

Building Products Distribution:
L&W Supply Corporation	(10)	(15)	(33)	(68)

Corporate	(26)	(20)	(83)	(80)
Eliminations	(3)	(4)	(9)	(4)
Total USG Corporation	$(8)	$(43)	$73	$(206)

(1) Prior-period amounts have been adjusted to reflect our European businesses as discontinued operations.

* Includes our shipping company, our mining operation in Little Narrows, Nova Scotia, Canada, and, for 2011, our gypsum quarry and ship loading facility in Windsor, Nova Scotia, Canada.

USG CORPORATION
RECONCILIATION of ADJUSTED OPERATING PROFIT (LOSS) to REPORTED GAAP OPERATING PROFIT (LOSS)
(dollars in millions)
(Unaudited)

	Three months		Twelve months
	ended December 31,		ended December 31,
	2012	2011 (1)	2012	2011 (1)

Adjusted Operating Profit (Loss):
North American Gypsum	$28	$(15)	$130	$(69)
Worldwide Ceilings	14	17	84	82
Building Products Distribution	(10)	(16)	(33)	(61)
Corporate	(24)	(20)	(81)	(79)
Eliminations	(3)	(4)	(9)	(4)
Total	$5	$(38)	$91	$(131)

Restructuring and Long-Lived
Asset Impairment Charges:
North American Gypsum	$11	$6	$15	$67
Worldwide Ceilings	-	-	1	-
Building Products Distribution	-	(1)	-	7
Corporate	2	-	2	1
Total	$13	$5	$18	$75

Reported GAAP Operating Profit (Loss):
North American Gypsum	$17	$(21)	$115	$(136)
Worldwide Ceilings	14	17	83	82
Building Products Distribution	(10)	(15)	(33)	(68)
Corporate	(26)	(20)	(83)	(80)
Eliminations	(3)	(4)	(9)	(4)
Total	$(8)	$(43)	$73	$(206)

(1) Prior-period amounts have been adjusted to reflect our European businesses as discontinued operations.

References to Adjusted Operating Profit (Loss) are non-GAAP measures. Management believes this information provides investors with a more useful comparison of the corporation's ongoing business performance.

UNITED STATES GYPSUM COMPANY
WALLBOARD REALIZED SELLING PRICES AND SHIPMENTS

	1st Quarter		2nd Quarter		3rd Quarter		4th Quarter		Full Year
Year	Price	Volume	Price	Volume	Price	Volume	Price	Volume	Price	Volume
2012	$130.43	1.16	$132.09	1.15	$131.97	1.20	$132.26	1.22	$131.70	4.72

2011	$109.15	0.99	$111.55	0.99	$111.66	1.05	$112.59	1.09	$111.27	4.11

Wallboard price reflects amount per one thousand square feet.
Volume expressed in billions of square feet.

CONTACT:
USG Corporation
Media Inquiries – Robert Williams: 312/436-4356
Investor Relations – Ken Banas: 312/436-6098